UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2016

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Blvd. St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 725-4477
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
On July 5, 2013, Centene Corporation's subsidiary, Kentucky Spirit Health Plan, Inc. (Kentucky Spirit) terminated its contract with the Commonwealth of Kentucky (the Commonwealth) based on its belief that it had a contractual right to terminate the contract. Following the contract termination, numerous lawsuits and complaints were filed by Kentucky Spirit as well as the Commonwealth, alleging breach of contract and seeking damages. In addition, the Commonwealth's actuarial firm intervened in the case after receiving a demand for indemnification from the Commonwealth. On November 3, 2016, all parties entered into a settlement agreement with respect to all lawsuits and complaints associated with the aforementioned contract termination. Under the terms of the settlement agreement, Kentucky Spirit will receive an immaterial cash payment from the Commonwealth's actuarial firm and each party will dismiss all claims related to the litigation with prejudice. In addition, the Commonwealth and Kentucky Spirit have agreed that neither party acted in bad faith; that the parties took reasonable positions in light of the applicable contractual language; and that the parties acted in good faith in attempting to address a difficult situation.

The information contained in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date:	November 4, 2016	By:	/s/ Jeffrey A. Schwaneke
Jeffrey A. Schwaneke Executive Vice President & Chief Financial Officer